Exhibit 99.1

Callon Petroleum Announces Jeffrey Balmer to Succeed Gary Newberry as Chief Operating Officer

Natchez, MS (November 6, 2018) - Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) today announced that Jeffrey S. Balmer will succeed Gary A. Newberry as Senior Vice President and Chief Operating Officer, effective December 10, 2018. Mr. Balmer will join Callon this month and Mr. Newberry will retire from the Company in January 2019.

Joe Gatto, President and CEO, said, “Gary has been instrumental to the success of our Permian Basin operations since joining Callon in 2010. He has helped us establish a winning culture and earn a reputation as a responsible operator that is well-respected across the industry. Though he will be missed, his legacy of integrity and the high standards of operational excellence and discipline he established will always be a part of our business. We wish him all the best in his well-deserved retirement and thank him for staying on to work with Jeff and facilitate a seamless transition over the next few months.” He continued, “I am excited for Jeff to join our executive leadership team as we enter the next phase of Callon’s growth. His proven leadership of large scale operations in the Permian and other unconventional plays will be invaluable as we advance the capital efficient development of our highly productive asset base.”

Mr. Newberry is retiring from Callon after a highly successful career that spans over 40 years in the oil and gas sector. He commented, “My decision to join Callon almost ten years ago was driven by the demonstrated core values of the Company along with the strategic direction to build a top-tier onshore business. After building out a strong team to develop our premier acreage position, Callon is operating at a high level across all disciplines. Under the leadership of Joe and an expanded senior management group that now includes Jeff’s considerable experience base, combined with a dedicated and talented team at all levels of the Company, I am confident that Callon is poised to achieve even greater levels of success.”

Mr. Balmer added, “Gary is well-known across the Permian as an outstanding leader, and I am honored to follow in his footsteps. Similarly, I have long regarded Callon as an innovative and rapidly growing player in the basin. I am excited to join the team and help advance our strategic initiatives as a maturing Permian operator.”

Mr. Balmer joins another recent addition to Callon’s senior technical team, James L. Hawkins, who was appointed as Vice President, Subsurface Technology in May of this year. With over 25 years of experience in the Permian Basin, Mr. Hawkins previously held senior petrophysicist and geologist roles at Apache Corporation, Energen Resources, and Schlumberger Limited since 2005, leading multi-disciplinary teams involved with reservoir characterization and optimizing completion designs.

About Jeffrey S. Balmer
Mr. Balmer has 30 years of operations and subsurface leadership experience in the energy industry. His most recent role was Vice President and General Manager, Southern Operating Area for Encana Corporation with responsibility for all of Encana’s upstream operations in the Permian Basin. After joining Encana in 2008, he held various leadership roles including Vice President and General Manager, Western Operating Area, managing operations in the Eagle Ford, DJ, San Juan, Piceance and Wind River Basins, and Vice President, Emerging Plays. Prior to joining Encana, Mr. Balmer served in a variety of roles, including senior positions with ConocoPhillips, Burlington Resources and ExxonMobil Corporation. He holds B.S. and Ph.D. degrees in Petroleum Engineering, in addition to an M.S. in Environmental and Planning Engineering, from Missouri University of Science and Technology (formerly University of Missouri - Rolla).

About Callon Petroleum Company
Callon is an independent energy company focused on the acquisition, development, exploration and operation of oil and gas properties in the Permian Basin in West Texas.

This news release is posted on the Company’s website at www.callon.com and will be archived there for subsequent review. It can be accessed from the “News” link on the top of the homepage.

For further information contact
Mark Brewer
Director of Investor Relations
1-281-589-5200